Item 77E (Legal proceedings) - Attachement

NOTICE OF FEE REDUCTION

THIS NOTICE OF FEE REDUCTION is made
as of this 7th day of June 2010, by Eaton Vance
Distributors, Inc. ("EVD"), the principal underwriter of Eaton Vance Greater India Fund (the "Fund"), a series of Eaton Vance Special Investment Trust (the
"Trust").

WHEREAS, the Trust adopted a Class A
Distribution Plan on June 23, 1997, which provides that EVD shall be entitled to receive an asset-based fee payable at a certain rate (the "Class A Distribution
Fee"); and

WHEREAS, EVD has offered to reduce such
Class A Distribution Fee of the Fund, and the Trust has accepted such fee reduction, such fee reduction being effective as of May 1, 2010;

WHEREAS, EVD understands and intends that the Trust will rely on this Notice and agreement in preparing a registration statement on Form N-1A and in accruing the Fund's expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Trust to do so; and

WHEREAS, shareholders of the Fund will
benefit from the contractual fee reduction by incurring lower Fund operating expenses than they would absent such waiver.

NOW, THEREFORE, with respect to Class A
shares of the Fund, EVD hereby provides notice that it has agreed to reduce the Class A Distribution Fee of the Fund as follows:

1. Effective May 1, 2010, notwithstanding any provisions of the Class A Distribution Plan to the contrary, EVD will reduce the Class A
Distribution Fee for the Fund such that the Fund's total Class A Distribution Fees will not exceed 0.35% of the average daily Class A net assets annually.

2. This Notice may be terminated as to any Fund with respect to its Class A shares at any time by vote of a majority of those Trustees of the Trust who are not "interested persons" of the Trust or the Fund (as defined in the Investment Company Act of 1940, as amended) and have no direct or indirect financial interest in the operation of the Class
A Distribution Plan or any agreements related to it, or by vote of a majority of the outstanding Class A voting securities of the Fund.

3. When used in this Notice, the term "vote of a majority of the outstanding Class A voting securities of the Fund" shall mean the vote of the lesser of (a) 67 per centum or more of the Class A shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding Class A shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding Class A shares of the Fund.

4. This instrument shall be governed by
Massachusetts law. * * *


IN WITNESS WHEREOF, EVD has signed
this Notice of Fee Reduction as of the day and year
first above written.EATON VANCE DISTRIBUTORS, INC.
By:	/s/ Brian Taranto
Brian Taranto
Chief Administrative Officer